NEWS RELEASE

FOR IMMEDIATE RELEASE
CONTACT: Michael J. Blodnick
(406) 751-4701
Ron J. Copher
(406) 751-7706

GLACIER BANCORP, INC. ANNOUNCES
RESULTS FOR THE QUARTER ENDED DECEMBER 31, 2015

HIGHLIGHTS:

•
Net income of $29.5 million for the current quarter was basically unchanged from the prior quarter’s $29.6 million net income and was an increase of 5 percent from the prior year fourth quarter net income of $28.1 million.

•
Current quarter diluted earnings per share of $0.39 compared to the prior quarter diluted earnings per share of $0.39 and the prior year fourth quarter diluted earnings per share of $0.37, an increase of 5 percent.

•	Organic loan growth was $346 million, or 8 percent, for the current year.

•	Net interest margin as a percentage of earning assets, on a tax-equivalent basis, for the current quarter was 4.02 percent, an increase of 6 basis points from 3.96 percent in the prior quarter.

•	Approved a special dividend of $0.30 per share. This was the twelfth special dividend the Company has declared.

•	Paid a regular quarterly dividend of $0.19 per share in December. The dividend was the 123rd consecutive quarterly dividend declared by the Company.

•	The Company completed the acquisition of Cañon National Bank, a community bank based in Cañon City, Colorado.

Results Summary

	Three Months ended				Year ended
(Dollars in thousands, except per share data)	Dec 31, 2015	Sep 30, 2015	Jun 30, 2015	Dec 31, 2014	Dec 31, 2015	Dec 31, 2014
Net income	$29,508	29,614	29,335	28,054	116,127	112,755
Diluted earnings per share	$0.39	0.39	0.39	0.37	1.54	1.51
Return on average assets (annualized)	1.32%	1.36%	1.39%	1.37%	1.36%	1.42%
Return on average equity (annualized)	10.66%	10.93%	11.05%	10.66%	10.84%	11.11%

KALISPELL, MONTANA, January 28, 2016 - Glacier Bancorp, Inc. (Nasdaq: GBCI) reported net income of $29.5 million for the current quarter, an increase of of $1.4 million, or 5 percent, from the $28.1 million of net income for the prior year fourth quarter. Diluted earnings per share for the current quarter was $0.39 per share, an increase of $0.02, or 5 percent, from the prior year fourth quarter diluted earnings per share of $0.37. Included in the current quarter was $658 thousand of one-time acquisition related expenses. “The fourth quarter capped off another very good year for Glacier Bancorp,” said Mick Blodnick, President and Chief Executive Officer.  “We produced all time record earnings led by strong loan growth, continued improvement in our credit quality and a solid and consistent net interest margin. Collectively, this helped us to once again this year post some excellent performance metrics, a feat our entire staff should be very proud of what they helped achieve,” Blodnick said.

Net income for the twelve months ended December 31, 2015 was a record $116.1 million, an increase of $3.4 million, or 3 percent, from the $112.8 million of net income for the same period in the prior year. Diluted earnings per share for the twelve months ended December 31, 2015 was $1.54 per share, an increase of $0.03, or 2 percent, from the diluted earnings per share for the prior year.

On October 31, 2015, the Company completed the acquisition of of Cañon Bank Corporation and its subsidiary Cañon National Bank (collectively, “Cañon”). Goodwill of $9.8 million resulted from the acquisition which was based on the estimated fair value of the assets acquired and liabilities assumed. “With the closing of Cañon National Bank this past quarter we add another quality financial institution to our Company,” Blodnick stated. “This new addition not only gains us access to the “front range” of Colorado with some new and exciting markets, but more importantly gives us some very talented bankers which were the real key to this transaction.” On February 28, 2015, the Company completed the acquisition of Montana Community Banks, Inc. and its subsidiary, Community Bank, Inc. (collectively, “CB”) which resulted in goodwill of $1.1 million. The Company incurred $2.3 million of legal and professional expenses in connection with the CB and Cañon acquisitions and the CB data conversion and integration during the current year. The Company’s results of operations and financial condition include the acquisitions of CB and Cañon from the acquisition dates and the following table provides information on the fair value of selected classifications of assets and liabilities acquired:

	Cañon	CB
(Dollars in thousands)	Oct 31, 2015	Feb 28, 2015	Total
Total assets	$270,121	175,774	445,895
Investment securities	68,486	42,350	110,836
Loans receivable	159,759	84,689	244,448
Non-interest bearing deposits	89,083	41,779	130,862
Interest bearing deposits	148,243	105,041	253,284
Federal Home Loan Bank advances and other borrowed funds	—	3,292	3,292

Asset Summary

				$ Change from
(Dollars in thousands)	Dec 31, 2015	Sep 30, 2015	Dec 31, 2014	Sep 30, 2015	Dec 31, 2014
Cash and cash equivalents	$193,253	242,835	442,409	(49,582)	(249,156)
Investment securities, available-for-sale	2,610,760	2,530,994	2,387,428	79,766	223,332
Investment securities, held-to-maturity	702,072	651,822	520,997	50,250	181,075
Total investment securities	3,312,832	3,182,816	2,908,425	130,016	404,407
Loans receivable
Residential real estate	688,912	644,694	611,463	44,218	77,449
Commercial	3,733,517	3,581,667	3,263,448	151,850	470,069
Consumer and other	656,252	650,058	613,184	6,194	43,068
Loans receivable	5,078,681	4,876,419	4,488,095	202,262	590,586
Allowance for loan and lease losses	(129,697)	(130,768)	(129,753)	1,071	56
Loans receivable, net	4,948,984	4,745,651	4,358,342	203,333	590,642
Other assets	634,163	592,997	597,331	41,166	36,832
Total assets	$9,089,232	8,764,299	8,306,507	324,933	782,725

Total investment securities of $3.313 billion at December 31, 2015 increased $130 million, or 4 percent, during the current quarter and increased $404 million, or 14 percent, from December 31, 2014. The increase in the investment portfolio from the prior quarter and the prior year fourth quarter was the result of continuing to selectively purchase investment securities with the Company’s excess liquidity resulting from the sustained increase in deposits. Investment securities represented 36 percent of total assets at December 31, 2015 compared to 35 percent at December 31, 2014.

Excluding the Cañon acquisition, the Company continues to experience growth in the loan portfolio which increased $43.0 million, or 1 percent, during the current quarter. Excluding the acquisition, the loan category with the largest dollar increase during the current quarter was commercial real estate loans which increased $25.7 million, or 1 percent. The loan category with the largest percentage increase was residential construction (i.e., regulatory classification) which increased $12.4 million or 11 percent over the prior quarter. Excluding the CB and Cañon acquisitions, the loan portfolio increased $346 million, or 8 percent, since December 31, 2014 with $278 million of the increase coming from growth in commercial loans. “Our organic loan growth was well beyond our expectation this past year as a very strong first half of the year gave us the momentum to exceed our loan goal for 2015,” Blodnick said. “Loan volume in the fourth quarter was much better than what we historically experience even with the customary drop in agricultural lending. It was especially encouraging to again see an increase in residential construction lending. We have been working very hard this year to improve our totals in this particular loan category and it’s nice to see it continue to generate positive results.”

Credit Quality Summary

	At or for the Year ended	At or for the Nine Months ended	At or for the Year ended
(Dollars in thousands)	Dec 31, 2015	Sep 30, 2015	Dec 31, 2014
Allowance for loan and lease losses
Balance at beginning of period	$129,753	129,753	130,351
Provision for loan losses	2,284	1,873	1,912
Charge-offs	(7,001)	(4,671)	(7,603)
Recoveries	4,661	3,813	5,093
Balance at end of period	$129,697	130,768	129,753
Other real estate owned	$26,815	26,609	27,804
Accruing loans 90 days or more past due	2,131	3,784	214
Non-accrual loans	51,133	54,632	61,882
Total non-performing assets [1]	$80,079	85,025	89,900
Non-performing assets as a percentage of subsidiary assets	0.88%	0.97%	1.08%
Allowance for loan and lease losses as a percentage of non-performing loans	244%	224%	209%
Allowance for loan and lease losses as a percentage of total loans	2.55%	2.68%	2.89%
Net charge-offs as a percentage of total loans	0.05%	0.02%	0.06%
Accruing loans 30-89 days past due	$19,413	17,822	25,904
Accruing troubled debt restructurings	$63,590	63,638	69,129
Non-accrual troubled debt restructurings	$27,057	27,442	33,714
__________
1 As of December 31, 2015, non-performing assets have not been reduced by U.S. government guarantees of $2.3 million.

Non-performing assets at December 31, 2015 were $80.1 million, a decrease of $4.9 million, or 6 percent, during the current quarter. Non-performing assets at December 31, 2015 decreased $9.8 million, or 11 percent, from a year ago. Early stage delinquencies (accruing loans 30-89 days past due) of $19.4 million at December 31, 2015 increased $1.6 million from the prior quarter and decreased $6.5 million from the prior year fourth quarter.

The allowance for loan and lease losses (“allowance”) was $130 million at December 31, 2015 consistent with prior periods. The allowance was 2.55 percent of total loans outstanding at December 31, 2015 compared to 2.68 percent at September 30, 2015 and 2.89 percent at December 31, 2014. The reduction in the allowance as a percentage of total loans was driven primarily by loan growth, stabilizing credit quality, and no allowance carried over from the bank acquisitions as a result of the acquired loans recorded at fair value.

Credit Quality Trends and Provision for Loan Losses

(Dollars in thousands)	Provision for Loan Losses	Net Charge-Offs (Recoveries)	ALLL as a Percent of Loans	Accruing Loans 30-89 Days Past Due as a Percent of Loans	Non-Performing Assets to Total Subsidiary Assets
Fourth quarter 2015	$411	$1,482	2.55%	0.38%	0.88%
Third quarter 2015	826	577	2.68%	0.37%	0.97%
Second quarter 2015	282	(381)	2.71%	0.59%	0.98%
First quarter 2015	765	662	2.77%	0.71%	1.07%
Fourth quarter 2014	191	1,070	2.89%	0.58%	1.08%
Third quarter 2014	360	364	2.93%	0.39%	1.21%
Second quarter 2014	239	332	3.11%	0.44%	1.30%
First quarter 2014	1,122	744	3.20%	1.05%	1.37%

Net charge-offs of loans for the current quarter were $1.5 million compared to net charge-offs of $577 thousand for the prior quarter and net charge-offs of $1.1 million from the same quarter last year. The current quarter provision for loan losses of $411 thousand decreased $415 thousand from the prior quarter and increased $220 thousand from the prior year fourth quarter. Loan portfolio growth, composition, average loan size, credit quality considerations, and other environmental factors will continue to determine the level of the loan loss provision.

Supplemental information regarding credit quality and identification of the Company’s loan portfolio based on regulatory classification is provided in the exhibits at the end of this press release. The regulatory classification of loans is based primarily on collateral type while the Company’s loan segments presented herein are based on the purpose of the loan.

Liability Summary

				$ Change from
(Dollars in thousands)	Dec 31, 2015	Sep 30, 2015	Dec 31, 2014	Sep 30, 2015	Dec 31, 2014
Non-interest bearing deposits	$1,918,310	1,893,723	1,632,403	24,587	285,907
Interest bearing deposits	5,026,698	4,779,456	4,712,809	247,242	313,889
Repurchase agreements	423,414	441,041	397,107	(17,627)	26,307
Federal Home Loan Bank advances	394,131	329,299	296,944	64,832	97,187
Other borrowed funds	6,602	6,619	7,311	(17)	(709)
Subordinated debentures	125,848	125,812	125,705	36	143
Other liabilities	117,579	113,541	106,181	4,038	11,398
Total liabilities	$8,012,582	7,689,491	7,278,460	323,091	734,122

Excluding the Cañon acquisition, non-interest bearing deposits of $1.918 billion at December 31, 2015, decreased $64 million, or 3 percent, from the prior quarter which was primarily from seasonality and timing of deposits of large deposit customers. Excluding the CB and Cañon acquisitions, non-interest bearing deposits increased $155 million, or 10 percent, from December 31, 2014. Interest bearing deposits of $5.027 billion at December 31, 2015 included $230 million of wholesale deposits (i.e., brokered deposits classified as NOW, money market deposits and certificate accounts). Excluding the increase of $39.9 million in wholesale deposits and the Cañon acquisition, interest bearing deposits at December 31, 2015 increased $59.1 million, or 1 percent, during the current quarter. Excluding the decrease of $19.5 million in wholesale deposits and the CB and Cañon acquisitions, core interest bearing deposits at December 31, 2015 increased $80 million, or 2 percent, from December 31, 2014.

Securities sold under agreements to repurchase (“repurchase agreements”) of $423 million at December 31, 2015 decreased $17.6 million, or 4 percent, from the prior quarter and was primarily the result of timing of deposits in existing repurchase agreements. Federal Home Loan Bank (“FHLB”) advances of $394 million at December 31, 2015 increased $64.8 million, or 20 percent, for the current quarter due to seasonal reduction in deposit balances and increased $97.2 million, or 33 percent, since December 31, 2014 due to deposit fluctuations and the Company taking advantage of attractive term borrowings that were available from FHLB of Seattle prior to its merger with FHLB of Des Moines during the second quarter of 2015.

Stockholders’ Equity Summary

				$ Change from
(Dollars in thousands, except per share data)	Dec 31, 2015	Sep 30, 2015	Dec 31, 2014	Sep 30, 2015	Dec 31, 2014
Common equity	$1,074,661	1,066,801	1,010,303	7,860	64,358
Accumulated other comprehensive income	1,989	8,007	17,744	(6,018)	(15,755)
Total stockholders’ equity	1,076,650	1,074,808	1,028,047	1,842	48,603
Goodwill and core deposit intangible, net	(155,193)	(141,624)	(140,606)	(13,569)	(14,587)
Tangible stockholders’ equity	$921,457	933,184	887,441	(11,727)	34,016

Stockholders’ equity to total assets	11.85%	12.26%	12.38%
Tangible stockholders’ equity to total tangible assets	10.31%	10.82%	10.87%
Book value per common share	$14.15	14.23	13.70	(0.08)	0.45
Tangible book value per common share	$12.11	12.35	11.83	(0.24)	0.28
Market price per share at end of period	$26.53	26.39	27.77	0.14	(1.24)

Tangible stockholders’ equity of $921 million at December 31, 2015 decreased $11.7 million, or 1 percent, from the prior quarter primarily from a decrease in accumulated other comprehensive income and an increase in goodwill and intangibles from the Cañon acquisition, both of which were partially offset by $15.2 million of Company stock issued in connection with the Cañon acquisition. Tangible stockholders’ equity increased $34.0 million, or 4 percent, from a year ago, the result of earnings retention and Company stock issued in connection with the CB and Cañon acquisitions, both of which offset the decrease in accumulated other comprehensive income and increases in goodwill and intangibles from acquisitions. At December 31, 2015, the tangible book value per common share was $12.11 a decrease of $0.24 per share from $12.35 the prior quarter. The decrease resulted from shares issued in the Cañon acquisition and the decrease in accumulated other comprehensive income. Tangible book value per common share for December 31, 2015, increased $0.28 per share from the prior year fourth quarter.

Cash Dividend
On December 30, 2015, the Company’s Board of Directors declared a special cash dividend of $0.30 per share, which was the twelfth special dividend approved by the Company. The dividend was payable January 21, 2016 to shareholders of record on January 12, 2016. On November 24, 2015, the Company’s Board of Directors declared a regular quarterly cash dividend of $0.19 per share. The dividend was payable December 17, 2015 to shareholders of record on December 8, 2015. Future cash dividends will depend on a variety of factors, including net income, capital, asset quality, general economic conditions and regulatory considerations.

Operating Results for Three Months Ended December 31, 2015
Compared to September 30, 2015, June 30, 2015, March 31, 2015 and December 31, 2014

Income Summary

	Three Months ended
(Dollars in thousands)	Dec 31, 2015	Sep 30, 2015	Jun 30, 2015	Mar 31, 2015	Dec 31, 2014
Net interest income
Interest income	$83,211	80,367	78,617	77,486	76,179
Interest expense	7,215	7,309	7,369	7,382	7,368
Total net interest income	75,996	73,058	71,248	70,104	68,811
Non-interest income
Service charges, loan fees, and other fees	15,966	16,030	15,445	14,156	15,129
Gain on sale of loans	6,033	7,326	7,600	5,430	5,424
Gain (loss) on sale of investments	143	(31)	(98)	5	(28)
Other income	2,325	2,474	2,855	3,102	3,453
Total non-interest income	24,467	25,799	25,802	22,693	23,978
	$100,463	98,857	97,050	92,797	92,789
Net interest margin (tax-equivalent)	4.02%	3.96%	3.98%	4.03%	3.92%

		$ Change from
(Dollars in thousands)		Sep 30, 2015	Jun 30, 2015	Mar 31, 2015	Dec 31, 2014
Net interest income
Interest income		$2,844	4,594	5,725	7,032
Interest expense		(94)	(154)	(167)	(153)
Total net interest income		2,938	4,748	5,892	7,185
Non-interest income
Service charges, loan fees, and other fees		(64)	521	1,810	837
Gain on sale of loans		(1,293)	(1,567)	603	609
Gain (loss) on sale of investments		174	241	138	171
Other income		(149)	(530)	(777)	(1,128)
Total non-interest income		(1,332)	(1,335)	1,774	489
		$1,606	3,413	7,666	7,674

Net Interest Income
In the current quarter, interest income of $83.2 million increased $2.8 million, or 4 percent from the prior quarter and was driven primarily by increases in interest income on investment securities, residential real estate loans and commercial loans. Interest income during the current quarter increased $7.0 million, or 9 percent, over the prior year fourth quarter and was principally due to higher interest income on commercial loans which increased $5.2 million, or 14 percent, as a result of an increased volume and yield on commercial loans. Interest income of $23.7 million on investment securities increased $1.3 million, or 6 percent, over the prior quarter and increased $1.7 million, or 8 percent, over the prior year fourth quarter with both increases the result of higher volume and yield on the investment portfolio.

An interest rate swap with a notional amount of $100 million and a three and a half year deferred start began its accrual period in December of 2015 with a fixed interest rate of 2.498 percent. The interest rate swap expense will be offset by the maturity of a $75 million term FHLB borrowing in December with a 3.48 percent rate and was replaced with lower cost funding. The Company’s total accruing notional amount of interest rate swaps at year end was $260 million. The current quarter interest expense of $7.2 million decreased $94 thousand, or 1 percent, from the prior quarter. The current quarter interest expense decreased $153 thousand from the prior year fourth quarter. The total cost of funding (including non-interest bearing deposits) for the current quarter was 37 basis points compared to 39 basis points for the prior quarter and 42 basis points in the prior year fourth quarter.

The Company’s net interest margin as a percentage of earning assets, on a tax-equivalent basis, for the current quarter was 4.02 percent compared to 3.96 percent in the prior quarter. The 6 basis points increase in the current quarter net interest margin was primarily driven by a 4 basis basis points increase in the yield on the investment portfolio. Included in the current quarter net interest margin was 2 basis points related to the recovery of interest on loans previously placed on non-accrual compared to 4 basis points in the prior quarter. The Company’s current quarter net interest margin increased 10 basis points from the prior year fourth quarter net interest margin of 3.92 percent. The increase in the net interest margin from the prior year fourth quarter was the result of a 5 basis points reduction in cost of funding, increased yield on investments securities, and increased volume of higher yielding commercial loans. “Maintaining the stable net interest margin during the challenging interest rate environment of the current quarter and year reflects the Bank divisions’ commitment to pricing loans at higher yields where possible and growing a lower cost deposit base, especially non-interest bearing deposits,” said Ron Copher, Chief Financial Officer. “The Bank’s non-interest bearing deposit base will serve the Bank well across higher interest rate environments.”

Non-interest Income
Non-interest income for the current quarter totaled $24.5 million, a decrease of $1.3 million, or 5 percent, from the prior quarter and an increase of $489 thousand, or 2 percent, over the same quarter last year. Service fee income of $16.0 million, increased $837 thousand, or 6 percent, from the prior year fourth quarter driven by the increased number of deposit accounts. The Company generated $6.0 million on the sale of residential loans in the current quarter a decrease of $1.3 million, or 18 percent, from the prior quarter as a result of seasonal fluctuations. Gain on sale of residential loans for the current quarter increased $609 thousand, or 11 percent, from the prior year fourth quarter as a result of an increase in mortgage purchase activity. Other non-interest income for the current quarter decreased $1.1 million, or 33 percent, over the prior year fourth quarter primarily due to insurance proceeds recognized in the prior year fourth quarter from a bank owned life insurance policy. Included in other income was operating revenue of $28 thousand from OREO and a gain of $211 thousand from the sale of OREO, a combined total of $239 thousand for the current quarter compared to $129 thousand for the prior quarter and $442 thousand for the prior year fourth quarter.

Non-interest Expense Summary

	Three Months ended
(Dollars in thousands)	Dec 31, 2015	Sep 30, 2015	Jun 30, 2015	Mar 31, 2015	Dec 31, 2014
Compensation and employee benefits	$35,902	33,534	32,729	32,244	30,807
Occupancy and equipment	8,090	7,887	7,810	7,362	7,191
Advertising and promotions	2,035	2,459	2,240	1,927	2,046
Data processing	1,733	1,258	1,593	1,249	1,815
Other real estate owned	511	1,047	1,377	758	893
Regulatory assessments and insurance	1,494	1,478	1,006	1,305	1,009
Core deposit intangibles amortization	758	720	755	731	716
Other expenses	11,680	10,729	12,435	9,921	11,221
Total non-interest expense	$62,203	59,112	59,945	55,497	55,698

		$ Change from
(Dollars in thousands)		Sep 30, 2015	Jun 30, 2015	Mar 31, 2015	Dec 31, 2014
Compensation and employee benefits		$2,368	3,173	3,658	5,095
Occupancy and equipment		203	280	728	899
Advertising and promotions		(424)	(205)	108	(11)
Data processing		475	140	484	(82)
Other real estate owned		(536)	(866)	(247)	(382)
Regulatory assessments and insurance		16	488	189	485
Core deposit intangibles amortization		38	3	27	42
Other expense		951	(755)	1,759	459
Total non-interest expense		$3,091	2,258	6,706	6,505

Compensation and employee benefits for the current quarter increased by $2.4 million, or 7 percent, from the prior quarter as a result of an increased number of employees from the Cañon acquisition and benefit accruals from higher performance. Compensation and employee benefits for the current quarter increased by $5.1 million, or 17 percent, from the prior year fourth quarter due to the increased number of employees from the CB and Cañon acquisitions, annual salary increases, and an increase in the number of employees. Current quarter occupancy and equipment expense increased $899 thousand, or 13 percent, from the prior year fourth quarter as a result of added costs associated with the CB and Cañon acquisitions and equipment expense related to additional information technology infrastructure. The current quarter advertising expense decreased $424 thousand, or 17 percent, from the prior quarter as a result of timing of advertising expense. The current quarter data processing expense increased $475 thousand, or 38 percent, from the prior quarter primarily from outsourced data processing expense from the Cañon acquisition. The current quarter OREO expense of $511 thousand was a decrease of $536 thousand from the prior quarter and included $358 thousand of operating expense, $54 thousand of fair value write-downs, and $99 thousand of loss from the sales of OREO. Current quarter other expenses of $11.7 million increased by $951 thousand, or 9 percent, from the prior quarter primarily from professional expenses associated with the Cañon acquisition and expenses connected with equity investments in New Market Tax Credits (“NMTC”) projects. The NMTC expenses were more than offset by the tax benefits included in federal income tax expense. Federal and state income tax expense of $8.3 million in the current quarter decreased $964 thousand from the prior quarter and was primarily the result of the increase in NMTC credits recognized during the current quarter.

Efficiency Ratio
The efficiency ratio for the current quarter was 56.52 percent compared to 54.32 percent in the prior quarter. The 2.20 percent increase in efficiency ratio was from increased compensation expense from the Cañon acquisition and increased benefit accruals combined with seasonal decreases in gain on sale of residential loans, both of which were higher than the increased interest income the Company experienced during the current quarter. The current quarter efficiency ratio of 56.52 percent compares to 55.11 percent in the prior year fourth quarter. The 1.41 percent increase in efficiency ratio resulted primarily from increased compensation expense from recent acquisitions and increased salary and benefits which outpaced the increases to net interest income and non-interest income for the same period.

Operating Results for Year ended December 31, 2015
Compared to December 31, 2014

Income Summary

	Year ended		$ Change	% Change
(Dollars in thousands)	Dec 31, 2015	Dec 31, 2014
Net interest income
Interest income	$319,681	$299,919	$19,762	7%
Interest expense	29,275	26,966	2,309	9%
Total net interest income	290,406	272,953	17,453	6%
Non-interest income
Service charges, loan fees, and other fees	61,597	58,785	2,812	5%
Gain on sale of loans	26,389	19,797	6,592	33%
Gain (loss) on sale of investments	19	(188)	207	(110)%
Other income	10,756	11,908	(1,152)	(10)%
Total non-interest income	98,761	90,302	8,459	9%
	$389,167	$363,255	$25,912	7%
Net interest margin (tax-equivalent)	4.00%	3.98%

Net Interest Income
Interest income for 2015 increased $19.8 million, or 7 percent, from the prior year and was principally due to an increase in income from commercial loans. Current year interest income of $165 million on commercial loans increased $19.3 million, or 13 percent, from the prior year and was primarily the result of an increased volume of commercial loans. Current year interest income of $91.1 million on investment securities decreased $2.0 million, or 2 percent, over the same period last year, due to a decreased yield on investment securities. On a tax-equivalent basis, the current year interest income of $118.8 million on investment securities increased $2.8 million, or 2 percent, over the prior year.

Interest expense for 2015 increased $2.3 million, or 9 percent, from the prior year and was primarily due to the interest expense associated with the interest rate swaps. Excluding the impact of the interest rate swaps, interest expense for 2015 decreased by $1.7 million, or 7 percent, from the prior year. The total funding cost (including non-interest bearing deposits) for the current year was 40 basis points compared to 39 basis points for the prior year.

The net interest margin as a percentage of earning assets, on a tax-equivalent basis, for the current year was 4.00 percent, an increase of 2 basis point from the prior year net interest margin of 3.98 percent. The 2 basis points increase was attributable to a combination of items including a shift in earning assets to the higher yielding loan portfolio and an increased yield on the investment securities portfolio. In addition, the continued decreased yield on core deposits offset the increased interest expense from the interest rate swaps. Excluding the effects of the interest rate swaps, the current year cost of funds was 33 basis points compared to 38 basis points in the prior year.

Non-interest Income
Non-interest income of $98.8 million for the current year increased $8.5 million, or 9 percent, over the same period last year. Service charges and other fees of $61.6 million for the current year increased $2.8 million, or 5 percent, from last year and was driven by the increased number of deposit accounts and higher usage of deposit services from legacy customers. The gain of $26.4 million on the sale of residential loans for the current year increased $6.6 million, or 33 percent, from the prior year which was attributable to an increase in mortgage refinancing and purchase activity. Other income of $10.8 million for the current year decreased $1.2 million, or 10 percent, over the prior year due to a decrease in gain on sale of OREO and insurance proceeds recognized in the prior year fourth quarter from a bank owned life insurance policy. Included in other income was operating revenue of $123 thousand from OREO and gains of $986 thousand from the sales of OREO, which totaled $1.1 million for 2015 compared to $2.3 million for the same period in the prior year.

Non-interest Expense Summary

	Year ended		$ Change	% Change
(Dollars in thousands)	Dec 31, 2015	Dec 31, 2014
Compensation and employee benefits	$134,409	$118,571	$15,838	13%
Occupancy and equipment	31,149	27,498	3,651	13%
Advertising and promotions	8,661	7,912	749	9%
Data processing	5,833	6,607	(774)	(12)%
Other real estate owned	3,693	2,568	1,125	44%
Regulatory assessments and insurance	5,283	5,064	219	4%
Core deposit intangible amortization	2,964	2,811	153	5%
Other expenses	44,765	41,648	3,117	7%
Total non-interest expense	$236,757	$212,679	$24,078	11%

Compensation and employee benefits for the current year increased $15.8 million, or 13 percent, from last year due to the increased number of employees primarily from the acquired banks, additional benefit costs and annual salary increases. Occupancy and equipment expense increased $3.7 million, or 13 percent, as a result of increased costs associated with acquisitions and equipment expense related to additional information technology infrastructure. Outsourced data processing expense decreased $774 thousand, or 12 percent, from the prior year as a result of a decrease in conversion related expenses and outsourced data processing expense from an acquired bank. OREO expense of $3.7 million in the current year increased $1.1 million, or 44 percent, from the prior year. OREO expenses continue to fluctuate based on the level of activity in various quarters. OREO expense for 2015 included $1.8 million of operating expenses, $1.6 million of fair value write-downs, and $349 thousand of loss from the sales of OREO. OREO expense for 2014 included $1.4 million of operating expenses, $691 thousand of fair value write-downs, and $442 thousand of loss from the sales of OREO. Other expense of $44.8 million for the current year increased by $3.1 million, or 7 percent, from the prior year primarily due to increases in conversion and acquisition related expenses.

Provision for Loan Losses
The provision for loan losses was $2.3 million for the current year, an increase of $372 thousand, or 19 percent, from the same period in the prior year. Net charged-off loans during 2015 were $2.3 million, a decrease of $170 thousand from 2014.

Efficiency Ratio
The efficiency ratio was 55.40 percent for 2015 compared to 54.31 percent for 2014. The increase in the efficiency ratio resulted primarily from compensation expense from increased acquired bank employees and salary increases outpacing the increase in net interest income primarily from commercial loans and non-interest income principally from the increase in gain on sale of loans.

About Glacier Bancorp, Inc.
Glacier Bancorp, Inc. is a regional bank holding company providing commercial banking services in 88 communities in Montana, Idaho, Utah, Washington, Wyoming and Colorado. Glacier Bancorp, Inc. is headquartered in Kalispell, Montana, and  is the parent company for Glacier Bank, Kalispell and Bank divisions First Security Bank of Missoula; Valley Bank of Helena; Big Sky Western Bank, Bozeman; Western Security Bank, Billings; and First Bank of Montana, Lewistown, all operating in Montana; as well as Mountain West Bank, Coeur d’Alene operating in Idaho, Utah and Washington; Citizens Community Bank, Pocatello, operating in Idaho; 1st Bank, Evanston, operating in Wyoming and Utah;  First Bank of Wyoming, Powell and First State Bank, Wheatland, each operating in Wyoming; North Cascades Bank, Chelan, operating in Washington; and Bank of the San Juans, Durango, operating in Colorado.

Forward-Looking Statements
This news release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements about management’s plans, objectives, expectations and intentions that are not historical facts, and other statements identified by words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “should,” “projects,” “seeks,” “estimates” or words of similar meaning. These forward-looking statements are based on current beliefs and expectations of management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond the Company’s control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations in the forward-looking statements, including those set forth in this news release:

•	the risks associated with lending and potential adverse changes of the credit quality of loans in the Company’s portfolio;

•	changes in market interest rates, which could adversely affect the Company’s net interest income and profitability;

•
legislative or regulatory changes that adversely affect the Company’s business, ability to complete pending or prospective future acquisitions, limit certain sources of revenue, or increase cost of operations;

•	costs or difficulties related to the completion and integration of acquisitions;

•	the goodwill the Company has recorded in connection with acquisitions could become impaired, which may have an adverse impact on earnings and capital;

•	reduced demand for banking products and services;

•
the risks presented by public stock market volatility, which could adversely affect the market price of the Company’s common stock and the ability to raise additional capital or grow the Company through acquisitions;

•
consolidation in the financial services industry in the Company’s markets resulting in the creation of larger financial institutions who may have greater resources could change the competitive landscape;

•	dependence on the Chief Executive Officer, the senior management team and the Presidents of Glacier Bank divisions;

•	potential interruption or breach in security of the Company’s systems; and

•	the Company’s success in managing risks involved in the foregoing.

The Company does not undertake any obligation to publicly correct or update any forward-looking statement if it later becomes aware that actual results are likely to differ materially from those expressed in such forward-looking statement.

Glacier Bancorp, Inc.
Unaudited Condensed Consolidated Statements of Financial Condition

(Dollars in thousands, except per share data)	December 31, 2015	September 30, 2015	December 31, 2014
Assets
Cash on hand and in banks	$117,137	104,363	122,834
Federal funds sold	6,080	2,210	1,025
Interest bearing cash deposits	70,036	136,262	318,550
Cash and cash equivalents	193,253	242,835	442,409
Investment securities, available-for-sale	2,610,760	2,530,994	2,387,428
Investment securities, held-to-maturity	702,072	651,822	520,997
Total investment securities	3,312,832	3,182,816	2,908,425
Loans held for sale	56,514	40,456	46,726
Loans receivable	5,078,681	4,876,419	4,488,095
Allowance for loan and lease losses	(129,697)	(130,768)	(129,753)
Loans receivable, net	4,948,984	4,745,651	4,358,342
Premises and equipment, net	194,030	185,864	179,175
Other real estate owned	26,815	26,609	27,804
Accrued interest receivable	44,524	46,786	40,587
Deferred tax asset	58,475	55,095	41,737
Core deposit intangible, net	14,555	10,781	10,900
Goodwill	140,638	130,843	129,706
Non-marketable equity securities	27,495	24,905	52,868
Other assets	71,117	71,658	67,828
Total assets	$9,089,232	8,764,299	8,306,507
Liabilities
Non-interest bearing deposits	$1,918,310	1,893,723	1,632,403
Interest bearing deposits	5,026,698	4,779,456	4,712,809
Securities sold under agreements to repurchase	423,414	441,041	397,107
FHLB advances	394,131	329,299	296,944
Other borrowed funds	6,602	6,619	7,311
Subordinated debentures	125,848	125,812	125,705
Accrued interest payable	3,517	3,641	4,155
Other liabilities	114,062	109,900	102,026
Total liabilities	8,012,582	7,689,491	7,278,460
Stockholders’ Equity
Preferred shares, $0.01 par value per share, 1,000,000 shares authorized, none issued or outstanding	—	—	—
Common stock, $0.01 par value per share, 117,187,500 shares authorized	761	755	750
Paid-in capital	736,368	720,639	708,356
Retained earnings - substantially restricted	337,532	345,407	301,197
Accumulated other comprehensive income	1,989	8,007	17,744
Total stockholders’ equity	1,076,650	1,074,808	1,028,047
Total liabilities and stockholders’ equity	$9,089,232	8,764,299	8,306,507
Number of common stock shares issued and outstanding	76,086,288	75,532,082	75,026,092

Glacier Bancorp, Inc.
Unaudited Condensed Consolidated Statements of Operations

	Three Months ended			Year ended
(Dollars in thousands, except per share data)	December 31, 2015	September 30, 2015	December 31, 2014	December 31, 2015	December 31, 2014
Interest Income
Investment securities	$23,731	22,437	22,050	91,086	93,052
Residential real estate loans	8,572	7,878	8,464	32,153	30,721
Commercial loans	43,109	42,137	37,935	164,966	145,631
Consumer and other loans	7,799	7,915	7,730	31,476	30,515
Total interest income	83,211	80,367	76,179	319,681	299,919
Interest Expense
Deposits	3,932	3,947	4,018	16,138	13,195
Securities sold under agreements to repurchase	287	261	238	1,021	865
Federal Home Loan Bank advances	2,156	2,273	2,253	8,841	9,570
Federal funds purchased and other borrowed funds	18	21	64	81	199
Subordinated debentures	822	807	795	3,194	3,137
Total interest expense	7,215	7,309	7,368	29,275	26,966
Net Interest Income	75,996	73,058	68,811	290,406	272,953
Provision for loan losses	411	826	191	2,284	1,912
Net interest income after provision for loan losses	75,585	72,232	68,620	288,122	271,041
Non-Interest Income
Service charges and other fees	15,044	14,975	14,004	57,321	54,089
Miscellaneous loan fees and charges	922	1,055	1,125	4,276	4,696
Gain on sale of loans	6,033	7,326	5,424	26,389	19,797
Gain (loss) on sale of investments	143	(31)	(28)	19	(188)
Other income	2,325	2,474	3,453	10,756	11,908
Total non-interest income	24,467	25,799	23,978	98,761	90,302
Non-Interest Expense
Compensation and employee benefits	35,902	33,534	30,807	134,409	118,571
Occupancy and equipment	8,090	7,887	7,191	31,149	27,498
Advertising and promotions	2,035	2,459	2,046	8,661	7,912
Data processing	1,733	1,258	1,815	5,833	6,607
Other real estate owned	511	1,047	893	3,693	2,568
Regulatory assessments and insurance	1,494	1,478	1,009	5,283	5,064
Core deposit intangibles amortization	758	720	716	2,964	2,811
Other expenses	11,680	10,729	11,221	44,765	41,648
Total non-interest expense	62,203	59,112	55,698	236,757	212,679
Income Before Income Taxes	37,849	38,919	36,900	150,126	148,664
Federal and state income tax expense	8,341	9,305	8,846	33,999	35,909
Net Income	$29,508	29,614	28,054	116,127	112,755
Basic earnings per share	$0.39	0.39	0.37	1.54	1.51
Diluted earnings per share	$0.39	0.39	0.37	1.54	1.51
Dividends declared per share	$0.49	0.19	0.48	1.05	0.98
Average outstanding shares - basic	75,893,521	75,531,923	75,025,201	75,542,455	74,641,957
Average outstanding shares - diluted	75,968,169	75,586,453	75,082,566	75,595,581	74,687,315

Glacier Bancorp, Inc.
Average Balance Sheet

	Three Months ended			Year ended
	December 31, 2015			December 31, 2015
(Dollars in thousands)	Average Balance	Interest & Dividends	Average Yield/ Rate	Average Balance	Interest & Dividends	Average Yield/ Rate
Assets
Residential real estate loans	$728,346	$8,572	4.71%	$687,013	$32,153	4.68%
Commercial loans [1]	3,601,427	43,828	4.83%	3,459,470	167,587	4.84%
Consumer and other loans	648,683	7,799	4.77%	631,512	31,476	4.98%
Total loans [2]	4,978,456	60,199	4.80%	4,777,995	231,216	4.84%
Tax-exempt investment securities [3]	1,361,905	20,173	5.92%	1,328,908	77,199	5.81%
Taxable investment securities [4]	1,988,643	11,176	2.25%	1,918,283	41,648	2.17%
Total earning assets	8,329,004	91,548	4.36%	8,025,186	350,063	4.36%
Goodwill and intangibles	147,572			143,293
Non-earning assets	400,730			389,126
Total assets	$8,877,306			$8,557,605
Liabilities
Non-interest bearing deposits	$1,918,399	$—	—%	$1,756,888	$—	—%
NOW accounts	1,441,615	284	0.08%	1,371,340	1,074	0.08%
Savings accounts	811,804	97	0.05%	758,776	360	0.05%
Money market deposit accounts	1,372,881	522	0.15%	1,340,967	2,066	0.15%
Certificate accounts	1,081,921	1,607	0.59%	1,131,210	6,891	0.61%
Wholesale deposits [5]	201,695	1,422	2.80%	206,889	5,747	2.78%
FHLB advances	332,910	2,156	2.53%	319,565	8,841	2.73%
Repurchase agreements and other borrowed funds	523,213	1,127	0.85%	509,431	4,296	0.84%
Total funding liabilities	7,684,438	7,215	0.37%	7,395,066	29,275	0.40%
Other liabilities	94,505			91,360
Total liabilities	7,778,943			7,486,426
Stockholders’ Equity
Common stock	759			755
Paid-in capital	730,927			720,827
Retained earnings	358,860			336,998
Accumulated other comprehensive income	7,817			12,599
Total stockholders’ equity	1,098,363			1,071,179
Total liabilities and stockholders’ equity	$8,877,306			$8,557,605
Net interest income (tax-equivalent)		$84,333			$320,788
Net interest spread (tax-equivalent)			3.99%			3.96%
Net interest margin (tax-equivalent)			4.02%			4.00%
__________

[1]	Includes tax effect of $719 thousand and $2.6 million on tax-exempt municipal loan and lease income for the three months and year ended December 31, 2015.

[2]	Total loans are gross of the allowance for loan and lease losses, net of unearned income and include loans held for sale. Non-accrual loans were included in the average volume for the entire period.

[3]	Includes tax effect of $7.3 million and $26.3 million on tax-exempt investment security income for the three months and year ended December 31, 2015.

[4]	Includes tax effect of $362 thousand and $1.4 million on federal income tax credits for the three months and year ended December 31, 2015.

[5]	Wholesale deposits include brokered deposits classified as NOW, money market deposit and certificate accounts.

Glacier Bancorp, Inc.
Loan Portfolio by Regulatory Classification

	Loans Receivable, by Loan Type			% Change from
(Dollars in thousands)	Dec 31, 2015	Sep 30, 2015	Dec 31, 2014	Sep 30, 2015	Dec 31, 2014
Custom and owner occupied construction	$75,094	$64,951	$56,689	16%	32%
Pre-sold and spec construction	50,288	46,921	47,406	7%	6%
Total residential construction	125,382	111,872	104,095	12%	20%
Land development	62,356	83,756	82,829	(26)%	(25)%
Consumer land or lots	97,270	98,490	101,818	(1)%	(4)%
Unimproved land	73,844	74,439	86,116	(1)%	(14)%
Developed lots for operative builders	12,336	13,697	14,126	(10)%	(13)%
Commercial lots	22,035	22,937	16,205	(4)%	36%
Other construction	156,784	122,347	150,075	28%	4%
Total land, lot, and other construction	424,625	415,666	451,169	2%	(6)%
Owner occupied	938,625	885,736	849,148	6%	11%
Non-owner occupied	774,192	739,057	674,381	5%	15%
Total commercial real estate	1,712,817	1,624,793	1,523,529	5%	12%
Commercial and industrial	649,553	619,688	547,910	5%	19%
Agriculture	367,339	386,523	310,785	(5)%	18%
1st lien	856,193	801,705	775,785	7%	10%
Junior lien	65,383	67,351	68,358	(3)%	(4)%
Total 1-4 family	921,576	869,056	844,143	6%	9%
Multifamily residential	201,542	189,944	160,426	6%	26%
Home equity lines of credit	372,039	359,605	334,788	3%	11%
Other consumer	150,469	154,095	133,773	(2)%	12%
Total consumer	522,508	513,700	468,561	2%	12%
Other	209,853	185,633	124,203	13%	69%
Total loans receivable, including loans held for sale	5,135,195	4,916,875	4,534,821	4%	13%
Less loans held for sale [1]	(56,514)	(40,456)	(46,726)	40%	21%
Total loans receivable	$5,078,681	$4,876,419	$4,488,095	4%	13%

_______
[1] Loans held for sale are primarily 1st lien 1-4 family loans.

Glacier Bancorp, Inc.
Credit Quality Summary by Regulatory Classification

	Non-performing Assets, by Loan Type			Non- Accrual Loans	Accruing Loans 90 Days or More Past Due	Other Real Estate Owned
(Dollars in thousands)	Dec 31, 2015	Sep 30, 2015	Dec 31, 2014	Dec 31, 2015	Dec 31, 2015	Dec 31, 2015
Custom and owner occupied construction	$1,016	1,048	1,132	1,016	—	—
Pre-sold and spec construction	—	—	218	—	—	—
Total residential construction	1,016	1,048	1,350	1,016	—	—
Land development	17,582	17,719	20,842	6,791	—	10,791
Consumer land or lots	2,250	2,430	3,581	934	20	1,296
Unimproved land	12,328	12,055	14,170	8,382	—	3,946
Developed lots for operative builders	488	492	1,318	267	—	221
Commercial lots	1,521	1,631	2,660	241	—	1,280
Other construction	4,236	4,244	5,151	—	—	4,236
Total land, lot and other construction	38,405	38,571	47,722	16,615	20	21,770
Owner occupied	10,952	12,719	13,574	8,794	—	2,158
Non-owner occupied	3,446	3,833	3,013	2,634	—	812
Total commercial real estate	14,398	16,552	16,587	11,428	—	2,970
Commercial and industrial	3,993	5,110	4,375	3,916	20	57
Agriculture	3,281	3,114	3,074	2,666	167	448
1st lien	10,691	11,953	9,580	9,264	64	1,363
Junior lien	668	660	442	668	—	—
Total 1-4 family	11,359	12,613	10,022	9,932	64	1,363
Multifamily residential	113	—	440	113	—	—
Home equity lines of credit	5,486	6,013	6,099	5,338	15	133
Other consumer	228	204	231	109	45	74
Total consumer	5,714	6,217	6,330	5,447	60	207
Other	1,800	1,800	—	—	1,800	—
Total	$80,079	85,025	89,900	51,133	2,131	26,815

Glacier Bancorp, Inc.
Credit Quality Summary by Regulatory Classification (continued)

	Accruing 30-89 Days Delinquent Loans, by Loan Type			% Change from
(Dollars in thousands)	Dec 31, 2015	Sep 30, 2015	Dec 31, 2014	Sep 30, 2015	Dec 31, 2014
Custom and owner occupied construction	$462	$138	$—	235%	n/m
Pre-sold and spec construction	181	144	869	26%	(79)%
Total residential construction	643	282	869	128%	(26)%
Land development	447	—	—	n/m	n/m
Consumer land or lots	166	266	391	(38)%	(58)%
Unimproved land	774	304	267	155%	190%
Commercial lots	—	—	21	n/m	(100)%
Other construction	337	—	—	n/m	n/m
Total land, lot and other construction	1,724	570	679	202%	154%
Owner occupied	2,760	2,497	5,971	11%	(54)%
Non-owner occupied	923	5,529	3,131	(83)%	(71)%
Total commercial real estate	3,683	8,026	9,102	(54)%	(60)%
Commercial and industrial	1,968	2,774	2,915	(29)%	(32)%
Agriculture	1,014	867	994	17%	2%
1st lien	6,272	2,510	6,804	150%	(8)%
Junior lien	1,077	228	491	372%	119%
Total 1-4 family	7,349	2,738	7,295	168%	1%
Multifamily Residential	662	114	—	481%	n/m
Home equity lines of credit	1,046	1,599	1,288	(35)%	(19)%
Other consumer	1,227	811	928	51%	32%
Total consumer	2,273	2,410	2,216	(6)%	3%
Other	97	41	1,834	137%	(95)%
Total	$19,413	$17,822	$25,904	9%	(25)%

_______
n/m - not measurable

Glacier Bancorp, Inc.
Credit Quality Summary by Regulatory Classification (continued)

	Net Charge-Offs (Recoveries), Year-to-Date Period Ending, By Loan Type			Charge-Offs	Recoveries
(Dollars in thousands)	Dec 31, 2015	Sep 30, 2015	Dec 31, 2014	Dec 31, 2015	Dec 31, 2015
Pre-sold and spec construction	$(53)	(34)	(94)	—	53
Land development	(288)	(293)	(390)	957	1,245
Consumer land or lots	66	(8)	375	512	446
Unimproved land	(325)	(152)	52	—	325
Developed lots for operative builders	(85)	(72)	(140)	51	136
Commercial lots	(26)	(5)	(6)	—	26
Other construction	(1)	(1)	—	—	1
Total land, lot and other construction	(659)	(531)	(109)	1,520	2,179
Owner occupied	247	249	669	668	421
Non-owner occupied	93	105	(162)	116	23
Total commercial real estate	340	354	507	784	444
Commercial and industrial	1,389	1,011	1,069	2,166	777
Agriculture	50	(8)	28	59	9
1st lien	834	(80)	372	971	137
Junior lien	(125)	(106)	183	79	204
Total 1-4 family	709	(186)	555	1,050	341
Multifamily residential	(318)	(318)	138	—	318
Home equity lines of credit	740	531	190	897	157
Other consumer	143	39	226	525	382
Total consumer	883	570	416	1,422	539
Other	(1)	—	—	—	1
Total	$2,340	858	2,510	7,001	4,661

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